UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2011
A.C. Moore Arts & Crafts, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-23157	22-3527763

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 A.C. Moore Drive, Berlin, NJ	08009

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (856) 768-4930
Not Applicable
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 4, 2011, A.C. Moore Arts & Crafts, Inc. (the “Company”), and certain of its subsidiaries entered into a First Amendment to Credit Agreement (the “Amendment”) to its Credit Agreement, dated as of January 15, 2009 (the “Credit Agreement”) with Wells Fargo Retail Finance, LLC (the “Lender”). The Credit Agreement, as amended, is an asset-based senior secured revolving credit facility in an aggregate principal amount of up to $60.0 million, with a $15.0 million sub-limit for letters of credit. The Company currently has $22.2 million outstanding under this facility, which includes $3.2 million in stand-by letters of credit. The Credit Agreement was due to expire on January 15, 2012. The Amendment renewed the facility for five years through March 4, 2016.
Prior to the Amendment, interest was calculated at either adjusted LIBOR or the Lender’s base rate plus a margin of between 1.75 and 2.50 percent per annum, depending upon the level of excess availability as defined in the agreement. In addition, the Company paid an annual fee of between 0.25 and 0.50 percent per annum on the amount of unused availability, also dependent on the level of excess availability.
As a result of the Amendment, interest is calculated at either adjusted LIBOR or the Lender’s base rate plus a margin of between 2.25 and 2.75 percent per annum, depending upon the level of excess availability, and the Lender’s base rate has a “floor” equal to the adjusted LIBOR rate plus 1.00 percent per annum. In addition, the Company will pay an annual fee between 0.375 and 0.50 percent per annum on the amount of unused availability, also dependent on the level of excess availability. At closing, the Company paid or incurred deferred financing costs of approximately $0.4 million that will be amortized over the term of the facility.
The Amendment also modified certain provisions of the agreement in order to permit the Company to enter into, and perform its obligations under, contracts to effect a strategic alternatives transaction (as defined in the Amendment). However, in order to consummate a strategic alternatives transaction, the Company will need to either payoff and terminate the credit facility or obtain the Lender’s consent.
This summary is not intended to be complete and is qualified in its entirety by reference to the First Amendment to Credit Agreement, which is incorporated by reference herein and attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	First Amendment, dated as of March 4, 2011, to the Credit Agreement, dated as of January 15, 2009, between the Company and Wells Fargo Retail Finance, LLC.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. MOORE ARTS & CRAFTS, INC.
Date: March 10, 2011	By:	/s/ Amy Rhoades
		Name:	Amy Rhoades
		Title:	Senior Vice President and General Counsel

Exhibits

Exhibit No.	Description

10.1	First Amendment, dated as of March 4, 2011, to the Credit Agreement, dated as of January 15, 2009, between the Company and Wells Fargo Retail Finance, LLC.